Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS RECORD FIRST QUARTER RESULTS

Las Vegas, Nevada, April 21, 2004 — MGM MIRAGE (NYSE: MGG) today reported its first quarter 2004 financial results. Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) increased to an all-time record $0.70 in the first quarter of 2004 from $0.38 in the 2003 quarter. The increase resulted from strong visitor levels and customer spending in all areas, highlighted by a significant 11% increase in REVPAR (revenue per available room) at the Company’s Las Vegas Strip resorts.

Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, property transactions, and loss on early retirement of debt.1 On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share from continuing operations more than doubled to $0.66 for the first quarter of 2004 from $0.32 in the 2003 quarter. GAAP diluted EPS, including the results of discontinued operations, was $0.72 in the 2004 period versus $0.33 in 2003.

“Our first quarter was satisfying in many regards and we achieved several milestones, including record EPS and EBITDA. This was our most profitable quarter ever, with the highest EBITDA margin since the formation of MGM MIRAGE four years ago,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “These results further validate our strategy of operating the premier resorts on the Las Vegas Strip. Bellagio and MGM Grand, for example, each had their most profitable quarter ever. We expect to build momentum throughout 2004 as we continue to roll out new and exciting guest amenities at several of our resorts.”

First Quarter 2004 Company Highlights

•	Generated net revenues of $1.07 billion, up 12% from 2003;

•	Produced property-level EBITDA[2] of $370.5 million, up 29% over prior year and an all-time Company record for any quarter, and operating income of $255 million, up 60% over 2003;

•	Invested $174 million of capital in the Company’s resorts, including the Bellagio room remodel and expansion project, and the new theatre for a Cirque du Soleil show scheduled to open at MGM Grand Las Vegas in 2004;

•	Reduced debt by $139 million in the quarter, including the repurchase of $49 million of the Company’s publicly-traded debt securities;

•	Repurchased 2.9 million shares of Company common stock for $121 million. The Company is authorized to repurchase 5.1 million shares as of March 31, 2004;

•	Issued $525 million of 5.875% Senior Notes due 2014;

•	Closed the sale of the Golden Nugget resorts in Las Vegas and Laughlin for $215 million;

•	Announced the proposed sale of MGM Grand Australia to SKYCITY Entertainment Group Limited for A$195 million (approximately $143 million), expected to close by the third quarter.

Detailed Financial Results

     The following table shows key financial results on a Company-wide basis for the first quarter:

	Three months ended
	March 31,
	2004	2003
	(In millions)
Casino revenue	$558.7	$496.2
Non-casino revenue, net	507.7	455.7
Net revenue	1,066.4	951.9
Operating income	254.7	159.5
Income from continuing operations	97.1	48.8
Discontinued operations, net	8.7	2.2
Net income	105.8	51.0

Property-level EBITDA[2]	$370.5	$287.7
EBITDA (after corporate expense)[2]	354.8	274.0
Adjusted Earnings	102.4	57.9

Except where noted, all references in this release to operating results, including statistical information, exclude the results of Golden Nugget Las Vegas, Golden Nugget Laughlin, MGM Grand Australia and MGM MIRAGE Online for all periods presented. The results of these operations are classified as discontinued operations.

Net revenue in the first quarter increased 12% from the 2003 first quarter. Results were strong in all operating departments. A solid convention calendar and increased visitation to Las Vegas yielded significant gains in room rates and considerable increases in gaming volumes.

Casino revenue increased by 13% in the 2004 quarter. Table games volume, including baccarat, was up 12% from the prior year’s quarter, with a 15% increase at the Company’s Las Vegas Strip resorts, resulting from strong Chinese New Year and Super Bowl events and continued improvement in the United States economy. Table games hold percentages were within a normal range for both periods. The Company had previously announced that table games hold percentages were below normal through Chinese New Year, but results for the remainder of the quarter, subsequent to Chinese New Year, were more favorable. Company-wide slot revenue in the quarter was up 10% from 2003, led by double-digit increases at MGM Grand Las Vegas, New York-New York, The Mirage and MGM Grand Detroit.

Non-casino revenue was up 11% in the quarter. Hotel revenue was up 10%, with occupancy of 90% in the first quarter of 2004, consistent with 2003, and a higher average daily room rate

(“ADR”) of $138 versus $127 in 2003. This is the highest quarterly ADR in the Company’s history. As a result, REVPAR was $124, up 9% over REVPAR of $114 in 2003. REVPAR at the Company’s Las Vegas Strip resorts increased 11%, impacted positively by strong conference and group business and higher rates across all segments.

Food and beverage revenue increased 16%, as new restaurants such as the Nine Fine Irishmen Pub at New York-New York, and Fiamma Trattoria and SeaBlue at MGM Grand Las Vegas have allowed guests to spend a greater share of their dining budget at the Company’s resorts. Entertainment revenues were up slightly in the 2004 quarter despite the closure of the Siegfried & Roy show in October 2003 and fewer performances by Danny Gans at The Mirage. Zumanity, which debuted in August 2003, continues to perform exceptionally well at New York-New York. Retail revenues were up 10%, driven by new retail outlets and increased spending by guests.

EBITDA was up 29% for the quarter, reflecting the operating trends described above and the benefit of the results from Borgata. The percentage increase in EBITDA was higher than the percentage increase in net revenue due to the enhanced pricing power in non-gaming amenities, which largely flows through to profit. The Company’s property-level EBITDA margin was 35% in 2004 versus 30% in the 2003 quarter. Operating income increased 60% over the 2003 quarter, and the Company’s operating margin improved to 24% from 17% in 2003. The higher percentage increase in operating income than EBITDA was due to lower preopening and start-up expenses and lower property transactions in 2004.

First quarter Adjusted Earnings increased by 77% compared to 2003 due to the higher operating income. Net interest expense increased over the 2003 quarter due to higher average borrowings and the cessation of interest capitalization on the Company’s investment in Borgata, which opened on July 3, 2003. For the first quarter of 2004, Adjusted Earnings excluded $8.0 million ($5.2 million, net of tax) of items as follows:

•	Net property transactions of $1.7 million ($1.1 million, net of tax), including $0.9 million of demolition costs, primarily at Bellagio in connection with the room remodel and expansion projects, and other net losses on disposal of assets;

•	Restructuring costs of $0.4 million ($0.3 million, net of tax);

•	Preopening and start-up expenses of $0.4 million ($0.2 million, net of tax);

•	Loss on early retirement of debt of $5.5 million ($3.6 million, net of tax) related to the repurchase and retirement of the Company’s publicly-traded debt securities, classified within “Other, net”.

In the first quarter of 2003, items excluded in the determination of Adjusted Earnings included $6.5 million ($4.3 million, net of tax) of preopening and start-up expenses, primarily related to Borgata and Players Club; restructuring costs of $0.6 million ($0.4 million, net of tax); and property transactions of $6.8 million ($4.4 million, net of tax) related to assets abandoned or replaced in connection with construction projects and demolition costs at MGM Grand Las Vegas.

Income from discontinued operations includes the results of Golden Nugget Las Vegas, Golden Nugget Laughlin, MGM Grand Australia, and MGM MIRAGE Online. Pretax income from discontinued operations was $14 million in the 2004 quarter compared to $5 million in the 2003 quarter. The current year quarter includes the $8 million gain on the sale of the Golden Nugget resorts. The prior year quarter included significant expenses related to MGM MIRAGE Online’s start-up efforts. Interest allocated to discontinued operations was $1 million for the first quarter of 2004 and $3 million for the 2003 period.

Financial Position

The Company generated significant operating cash flow in the first quarter as a result of its positive operating results. The Company utilized available cash flow, including the $215 million received from the sale of the Golden Nugget resorts and $71 million of proceeds upon exercise of employee stock options, to repay $139 million of net debt, invest $174 million in capital projects, repurchase $49 million of the Company’s publicly-traded debt securities, and repurchase $121 million of the Company’s common stock.

First quarter capital investments of $174 million included $58 million for the Bellagio expansion, $43 million for construction of the new theatre for Cirque du Soleil at MGM Grand Las Vegas, costs related to the Bellagio and New York-New York room remodel projects and other routine capital expenditures.

In order to take advantage of historically low interest rates and ensure maximum flexibility for future growth prospects, the Company issued $525 million of 5.875% Senior Notes due 2014, the proceeds from which were used to repay amounts outstanding under the Company’s senior credit facility. As of March 31, 2004, the Company had $1.5 billion available under its senior credit facility.

In November 2003, the Company’s Board of Directors approved a 10 million share repurchase program. During the first quarter of 2004, the Company repurchased 2.9 million shares of common stock for $121 million under this authorization, leaving 5.1 million shares available for future purchase as of March 31, 2004.

“Our strong operating results and financing transactions in the first quarter have further strengthened our balance sheet and enhanced our ability to profitably grow our company,” said Jim Murren, MGM MIRAGE President and CFO. “We are pleased with the operating performance of our existing resorts and are excited about the prospects of globally expanding our portfolio.”

Outlook

“Our extraordinary first quarter demonstrates the tremendous operating leverage inherent in our market-leading resorts. If current trends continue, we expect to produce year-over-year gains in earnings throughout 2004. At this early stage, we believe the current earnings estimate consensus of $0.51 per share for the second quarter of 2004, as reported on First Call on April 20, 2004, is reasonable,” Mr. Murren said. “Our current forecast indicates that company-wide REVPAR for the second quarter will be up approximately 7% over last year, with REVPAR at our Las Vegas Strip resorts up a vibrant 9%.” The Company’s guidance includes the impact of business interruption of approximately $0.01 per share, net of our preliminary estimates of insurance recoveries, resulting from the recent power outage at Bellagio.

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the first quarter of 2004 at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). A complete replay of the conference call will be made available at www.mgmmirage.com.

1 Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

2 EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.

*     *     *

MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island (“TI”), New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, United Kingdom. The Company has entered an agreement to sell MGM Grand Australia in Darwin, Australia, pending finalization. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Revenues:
Casino	$558,723	$496,221
Rooms	234,961	213,298
Food and beverage	217,764	188,077
Entertainment	67,242	65,143
Retail	45,098	41,090
Other	51,086	52,349

	1,174,874	1,056,178
Less: Promotional allowances	108,438	104,304

	1,066,436	951,874

Expenses:
Casino	277,603	262,016
Rooms	61,832	57,906
Food and beverage	119,549	105,252
Entertainment	46,579	46,733
Retail	28,512	26,586
Other	32,884	30,485
Provision for doubtful accounts	6,877	7,636
General and administrative	146,281	138,300
Corporate expense	15,738	13,746
Preopening and start-up expenses	381	6,547
Restructuring costs	414	605
Property transactions, net	1,739	6,816
Depreciation and amortization	97,553	100,550

	835,942	803,178

Income from unconsolidated affiliates	24,172	10,789

Operating income	254,666	159,485

Non-operating income (expense):
Interest income	903	1,708
Interest expense, net	(89,810)	(82,798)
Non-operating items from unconsolidated affiliates	(6,205)	(151)
Other, net	(7,154)	768

	(102,266)	(80,473)

Income from continuing operations before income taxes	152,400	79,012
Provision for income taxes	(55,260)	(30,236)

Income from continuing operations	97,140	48,776

Discontinued operations
Income from discontinued operations, including gain on disposal of $8,186 (three months 2004)	13,869	4,732
Provision for income taxes	(5,161)	(2,505)

	8,708	2,227

Net income	$105,848	$51,003

Per share of common stock:
Basic:
Income from continuing operations	$0.68	$0.32
Discontinued operations	0.06	0.02

Net income per share	$0.74	$0.34

Weighted average shares outstanding	142,115	152,110

Diluted:
Income from continuing operations	$0.66	$0.32
Discontinued operations	0.06	0.01

Net income per share	$0.72	$0.33

Weighted average shares outstanding	146,847	153,549

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Income from continuing operations	$97,140	$48,776
Preopening and start-up expenses, net	248	4,256
Restructuring costs, net	269	393
Property transactions, net	1,130	4,430
Loss on debt retirements, net	3,593	—

Adjusted earnings	$102,380	$57,855

Per diluted share of common stock:
Income from continuing operations	$0.66	$0.32
Preopening and start-up expenses, net	—	0.03
Restructuring costs, net	—	—
Property transactions, net	0.01	0.03
Loss on debt retirements, net	0.03	—

Adjusted EPS	$0.70	$0.38

Weighted average diluted shares outstanding	146,847	153,549

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA - NET REVENUES BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Bellagio	$278,634	$240,364
MGM Grand Las Vegas	223,020	184,143
The Mirage	139,054	150,107
Treasure Island	99,796	89,942
New York-New York	82,793	61,911
MGM Grand Detroit	103,917	94,769
Beau Rivage	72,986	70,411
Other operations	66,236	60,227

	$1,066,436	$951,874

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA - EBITDA BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Bellagio	$99,019	$68,163
MGM Grand Las Vegas	75,829	54,014
The Mirage	40,128	42,360
Treasure Island	31,303	26,223
New York-New York	32,124	25,515
MGM Grand Detroit	38,562	36,934
Beau Rivage	16,789	14,849
Other operations	12,565	8,902
Income from unconsolidated affiliates	24,172	10,789

	$370,491	$287,749

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA
(In thousands)
(Unaudited)

Three Months Ended March 31, 2004
		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$77,091	$20,352	$—	$—	$1,576	$99,019
MGM Grand Las Vegas	51,977	23,518	338	—	(4)	75,829
The Mirage	27,411	12,657	—	—	60	40,128
Treasure Island	22,651	8,660	—	—	(8)	31,303
New York-New York	24,757	7,453	(86)	—	—	32,124
MGM Grand Detroit	30,699	7,474	—	—	389	38,562
Beau Rivage	11,674	5,304	—	—	(189)	16,789
Other operations	8,265	4,385	—	—	(85)	12,565
Unconsolidated affiliates	24,172	—	—	—	—	24,172

	278,697	89,803	252	—	1,739	370,491
Corporate and other	(24,031)	7,750	129	414	—	(15,738)

	$254,666	$97,553	$381	$414	$1,739	$354,753

Three Months Ended March 31, 2003
		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$40,281	$27,872	$—	$—	$10	$68,163
MGM Grand Las Vegas	26,879	20,188	591	25	6,331	54,014
The Mirage	29,694	12,435	—	300	(69)	42,360
Treasure Island	18,081	8,219	—	—	(77)	26,223
New York-New York	19,471	5,950	52	—	42	25,515
MGM Grand Detroit	28,197	8,581	—	—	156	36,934
Beau Rivage	10,002	4,641	—	—	206	14,849
Other operations	3,905	4,997	—	—	—	8,902
Unconsolidated affiliates	6,716	—	4,073	—	—	10,789

	183,226	92,883	4,716	325	6,599	287,749
Corporate and other	(23,741)	7,667	1,831	280	217	(13,746)

	$159,485	$100,550	$6,547	$605	$6,816	$274,003

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA - HOTEL STATISTICS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Bellagio
Occupancy %	95.4%	92.7%
Average daily rate (ADR)	$255	$238
Revenue per available room (REVPAR)	$243	$221
MGM Grand Las Vegas
Occupancy %	92.2%	92.7%
Average daily rate (ADR)	$139	$119
Revenue per available room (REVPAR)	$128	$110
The Mirage
Occupancy %	94.2%	92.5%
Average daily rate (ADR)	$156	$148
Revenue per available room (REVPAR)	$147	$137
Treasure Island
Occupancy %	96.5%	96.0%
Average daily rate (ADR)	$123	$110
Revenue per available room (REVPAR)	$118	$106
New York-New York
Occupancy %	97.5%	98.4%
Average daily rate (ADR)	$119	$102
Revenue per available room (REVPAR)	$116	$100
Beau Rivage
Occupancy %	86.1%	91.0%
Average daily rate (ADR)	$91	$87
Revenue per available room (REVPAR)	$78	$79
Other operations
Occupancy %	69.2%	68.9%
Average daily rate (ADR)	$43	$44
Revenue per available room (REVPAR)	$30	$30

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$196,413	$178,047
Accounts receivable, net	161,883	139,475
Inventories	63,230	65,189
Income tax receivable	—	9,901
Deferred income taxes	48,498	49,286
Prepaid expenses and other	88,516	89,641
Assets held for sale	86,516	226,082

Total current assets	645,056	757,621

Property and equipment, net	8,718,333	8,681,339
Other assets:
Investments in unconsolidated affiliates	772,976	756,012
Goodwill and other intangible assets, net	232,671	267,668
Deposits and other assets, net	277,383	247,070

Total other assets	1,283,030	1,270,750

	$10,646,419	$10,709,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,229	$85,439
Income taxes payable	58,605	—
Current portion of long-term debt	9,687	9,008
Accrued interest on long-term debt	76,808	87,711
Other accrued liabilities	525,122	559,445
Liabilities related to assets held for sale	7,235	23,456

Total current liabilities	772,686	765,059

Deferred income taxes	1,732,256	1,765,426
Long-term debt	5,394,989	5,521,890
Other long-term obligations	135,544	123,547
Stockholders’ equity:
Common stock ($.01 par value: authorized 300,000,000 shares, issued 171,194,901 and 168,268,213 shares and outstanding 143,143,001 and 143,096,213 shares)	1,712	1,683
Capital in excess of par value	2,261,525	2,171,625
Deferred compensation	(16,795)	(19,174)
Treasury stock, at cost (28,051,900 and 25,172,000 shares)	(882,378)	(760,594)
Retained earnings	1,239,751	1,133,903
Accumulated other comprehensive income	7,129	6,345

Total stockholders’ equity	2,610,944	2,533,788

	$10,646,419	$10,709,710